      As filed with the Securities and Exchange Commission on July 1, 1997
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      SENIOR TOUR PLAYERS DEVELOPMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA                                                         04-3226365
(STATE OF INCORPORATION)       266 BEACON STREET            (I.R.S. EMPLOYER
                                BOSTON, MA 02116          IDENTIFICATION NUMBER)
                                 (617) 266-3600

   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                          STANTON V. ABRAMS, PRESIDENT
                      SENIOR TOUR PLAYERS DEVELOPMENT, INC.
                                266 BEACON STREET
                                BOSTON, MA 02116
                                 (617) 266-3600
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   ----------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                             ALAN L. STANZLER, ESQ.
                         DAVIS, MALM & D'AGOSTINE, P.C.
                                ONE BOSTON PLACE
                                BOSTON, MA 02108
                                 (617) 367-2500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                                 CALCULATION OF REGISTRATION FEE
=========================================================================================================
Title of Each Class         Amount         Proposed Maximum    Proposed Maximum
 of Securities to           to be           Offering Price    Aggregate Offering   Amount of Registration
   be Registered          Registered        Per Share (1)         Price (1)                 Fee
---------------------------------------------------------------------------------------------------------
Common Stock,
$0.001 par value.....  767,836 shares        $2.125           $1,631,651.50              $494.44
=========================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 based upon the average of the high and low price of the Registrant's Common Stock on the NASDAQ Small-Cap Market on June 27, 1997.

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS                                    SUBJECT TO COMPLETION JULY 1, 1997
----------

                                 767,836 Shares

                      SENIOR TOUR PLAYERS DEVELOPMENT, INC.

                          -----------------------------
                                  Common Stock
                                ($.001 par value)
                          -----------------------------



     This Prospectus relates to the offering of shares of the Common Stock of Senior Tour Players Development, Inc., from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders." The Company issued (or agreed to issue) to certain of the Selling Stockholders a total of 742,836 of such shares in connection with the Company's acquisition on December 31, 1996 of interests in the Las Vegas Golf Center, LLC, a Delaware limited partnership, and to certain other Selling Stockholders a total of 25,000 of such shares in payment for design services relating to another golf facility owned by the Company. All of such shares were (or will be) issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Selling Stockholders will generally sell shares of Common Stock on the Nasdaq Small-Cap Market or the Boston Stock Exchange at prices prevailing at the time of such sales, although sales may potentially be made in other transactions. See "Plan of Distribution." The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all commissions and other selling expenses incurred by Selling Stockholders will be borne by such Selling Stockholders.

     The Common Stock of the Company is traded on the Nasdaq Small-Cap Market (Symbol SRTR) and on the Boston Stock Exchange. On [June 30, 1997], the closing price of the Company's Common Stock on the Nasdaq Small-Cap Market, as reported in The Wall Street Journal, was [$2.125].

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     Each Selling Stockholder and any broker-dealers executing selling orders or otherwise participating in the sale of shares on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions received by any such broker-dealers and any profit on the resale of shares purchased by them from the Selling Stockholders may be deemed to be underwriting commissions under the Securities Act.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THE PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                  The date of this Prospectus is ______, 1997.

     No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.


                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

Available Information........................................................2

Incorporation of Certain Documents by Reference..............................3

Risk Factors.................................................................3

The Company..................................................................7

Selling Stockholders.........................................................7

Plan of Distribution.........................................................8

Experts......................................................................9

Legal Matters................................................................9



                              AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") (File No. 1-13362). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, the principal holders of securities of the Company, and any material interest of such persons in transactions with the Company has been or will be disclosed in the proxy statements to be distributed to stockholders of the Company and filed with the Commission. The Commission also maintains a Web Site that contains reports, proxy statements and other information regarding issuers, including the Company, that file electronically with the Commission. The address of such site is http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at, and obtained from, the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20002.

     This Prospectus contains information concerning the Company, but does not contain all the information set forth in the Registration Statement on Form S-3 which the Company has filed with the Securities and Exchange Commission under the Securities Act (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;

     (2) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

     (3) the proxy statement for the Company's Annual Meeting of Stockholders on June 27, 1997; and

     (4) the Company's Current Reports on Form 8-K dated December 31, 1996 and January 2, 1997, and Amendments to such Current Reports on Form 8-K/A.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the shares of Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Chief Financial Officer of the Company, 266 Beacon Street, Boston, MA 02116, telephone (617) 266-3600.


                                  RISK FACTORS


     In addition to reviewing the Company's Reports and other documents incorporated herein by reference and the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. In addition, prospective investors should be aware that the Company's Reports and other documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and events could differ materially from those projected, anticipated, or implicit, in the forward-looking statements as a result of the risk factors set forth below and elsewhere in such Reports and other documents.

LIMITED HISTORY AND SIZE OF OPERATIONS

     The Company was organized as a Nevada corporation on April 6, 1994 and was in the development stage until the fourth quarter of 1995 when the Company's initial and, to date, only golf course development project, The Badlands Golf Club in Las Vegas, Nevada (the "Badlands"), opened for public play. The Company presently generates substantially all of its operating revenues from the Badlands. Although the Company intends to pursue other acquisition and development opportunities, at least for the immediate future the Company will have a narrow revenue base and be highly dependent on the Badlands for its operating revenues. The failure of the Badlands to generate revenues sufficient to fund the Company's golf course operating and corporate overhead expenses would have a material adverse effect on the Company.

     The Badlands is situated on land which is leased from the landowner under a long-term lease, and although the Company's lease provides for a total term of ninety (90) years, the lease may be terminated if the Company defaults in it obligations thereunder after expiration of applicable grace periods. The termination of the Company's lease at the Badlands would have a material adverse effect on the Company.

RISKS OF GOLF COURSE OPERATION

     Environmental Regulations. Operations at the Company's facilities involve the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers, motor oil and gasoline. Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate, including a lessee, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at its property and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by such parties in connection with the contamination. These laws typically impose remediation responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several. At golf facilities, the inappropriate use, misuse, or accidental spillage of toxic pesticides, chemicals or fertilizers may contaminate the soil or groundwater. The cost of investigation, remediation or removal of these and other hazardous substances may be substantial and the owner's or operator's liability therefor under such laws is generally not limited. In addition, the presence of such hazardous substances, or the failure to properly remediate the contamination on the property, may adversely affect the owner's ability to sell the property or to borrow using the property as collateral.

     At the Badlands, the Company engaged an environmental engineering firm which conducted a Phase I environmental audit. The consultant found no evidence of environmental conditions in connection with the golf course site other than dump fill dirt and debris (which was removed and disposed of in a sanitary landfill) and that portions of the site are within the 100 year flood plain (the consultant recommended that hazardous substances not be located within the floodplain because surfacewater run-off is considered a pathway for potential contaminants).

     Risks Associated with Adequate Water Supplies. Turf grass conditions at golf courses depend to a large extent on the quality and quantity of water. In regions where water is scarce, the Company may be required (as was done at the Badlands) to purchase water rights to satisfy all or a portion of its course's water needs. There is no assurance that sufficient water will be available or, if available that it will be on advantageous terms, nor is there assurance that certain conditions, including drought, government regulation or environmental matters, which could adversely affect the supply of water to a particular golf course, will not arise.

     Seasonality. Although the playing season at the Badlands is year-round, a reduction in greens fees and resulting revenues are expected during June, July and August due to hot weather conditions. Seasonal weather conditions are likely to limit the playing season at golf courses which may be developed or acquired in other parts of the country. Although seasonal patterns may vary depending on the location of a facility, these patterns may cause the Company's results of operations to vary significantly from quarter to quarter.

     Dram-Shop Laws. The Company serves alcoholic beverages at its clubhouse facilities. Accordingly, it is subject to "dram shop" laws which provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.

RISKS OF GOLF FACILITY DEVELOPMENT

     The Company's future operations are expected to include the development and construction of new golf courses and golf practice centers on undeveloped sites. The development of such facilities will involve risks which are greater than those associated with the acquisition of existing properties with established histories of successful operation.

     General. Risks associated with the Company's development and construction of new facilities include the risk that the Company may abandon development opportunities after expending resources to determine feasibility; the construction costs of a golf project may exceed original estimates; the ability to charge projected green, cart and other fees at a newly-completed course may not meet the Company's expectations; financing may not be available for a particular development or, if available, may not be offered on terms that are satisfactory to the Company; and construction may not be completed on schedule, resulting in a delay in the opening of the facility and a lack of revenues to meet the ongoing financial obligations associated with the project. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, environmental, conservation, and other required governmental permits and authorizations. If any of the foregoing risks occur, the Company's ability to achieve expected results could be adversely affected.

     Timing Constraints of Seeding Golf Courses - Delay in Revenues. The construction of a golf course is subject to timing constraints. In particular, Bermuda Grass, which is used in warm weather climates, requires a full summer season to germinate and take root. If the seed is not planted until mid-summer, it may be necessary to allow continued growth during the summer of the following year in order for a course to be ready for play.

     Risks Associated with Wildlife Preservation Issues. Since undeveloped sites of a magnitude sufficient to build a golf course are often homes for wildlife, concerns raised by public or private wildlife authorities or advocates can cause unpredictable results and delays. For instance, at the Badlands, the Company was required to engage a licensed environmental consulting firm which removed and relocated desert tortoises in accordance with the requirements of the United States Fish and Wildlife Services and the Nevada Department of Wildlife.

     Limited Development Experience of Management. Although the Company's management team is experienced in the acquisition, ownership, management and marketing of existing golf facilities, the Badlands is the only new golf facility which the Company has developed to date. Accordingly, the Company will continue to be dependent on the expertise of the engineering, construction and other firms it engages for a particular development project.

GOLF INDUSTRY AND FINANCING RISKS

     The industry in which the Company competes is highly competitive and capital intensive. The Company's future growth and profitability will be dependent upon future developments and/or acquisitions of additional golf courses and golf practice facilities. The number of attractive acquisitions and development opportunities may be limited and the Company may compete with other potential buyers whose financial and management resources are substantially greater than those of the Company. There can be no assurance that the Company will be successful in developing or acquiring any particular project or that any projects acquired or developed by the Company will be profitable. Additionally, the Company will be dependent upon third-party funding in the form of equity participation and/or debt to finance its development and acquisition of future golf courses and golf practice facilities. Until funding is obtained for new golf courses and golf practice facilities, the Company will be unable to proceed with those projects.

     In addition to competing with the Company at the acquisition and development stage, competitors could also acquire and/or develop golf courses and/or golf practice facilities in the same market as a Company facility and put the Company at a competitive disadvantage with respect to pricing and costs of operation. The Company's revenues will be largely dependent on industry factors which are beyond its control such as the availability of discretionary income for golf, a sustained level of popularity for golf, and shifting consumer preferences.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company is substantially dependent on the services of its officers and directors who have experience in the business of golf and, specifically, the acquisition and management of golf facilities. The Company is dependent in particular upon the services of Stanton V. Abrams, its President and founder, who, in addition to his golf facility acquisition and management experience, has established relationships with present and former touring golf professionals who may be engaged to provide promotional and other services to the Company. If the Company were to lose the services of Mr. Abrams, its business could be materially and adversely affected. The Company does not have key man life insurance on the lives of any of its officers and directors. The Company presently has no employment contracts with any of its officers.

OUTSTANDING WARRANTS AND STOCK OPTIONS

     The Company now has outstanding 1,753,200 publicly-held warrants (the "Warrants") and 160,000 warrants issued to the underwriter of the Company's initial public offering in November 1994 (the "Underwriter's Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock for $5.50, subject to adjustment, and each Underwriter's Warrant entitles the Underwriter to purchase one share of Common Stock for $7.25 and one Warrant for $.15, in each case subject to adjustment. Both the Warrants and the Underwriter's Warrants are exercisable at any time until November 16, 1999, at which time the Warrants and the Underwriter's Warrants will expire.

     In addition to the Warrants and Underwriter's Warrants, the Company now has outstanding or reserved certain management stock options, employee stock options, and non-employee director stock options. Effective June 20, 1994, the Company entered into employee stock option agreements with certain officers and key employees granting them management stock options to acquire up to 1,111,111 shares of Common Stock for an exercise price of $1.00 per share. As of the date of this Prospectus, 40% or 444,445 of the management stock options have vested, and the remaining 666,666 management stock options will vest, subject to continued employment of such officers and key employees, pro rata on December 31, 1997, 1998, and 1999. In addition, the Company has reserved 350,000 shares of Common Stock for issuance to officers and key employees pursuant to its 1994 Employee Stock Option Plan and 200,000 shares of Common Stock for issuance to non-employee directors pursuant to its 1996 Non-Employee Director's Stock Option Plan.

     For the life of the warrants and options described above, the holders are given the opportunity to profit from a rise in the market price of the Common Stock of the Company above the exercise price of such warrants and stock options without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the warrants and options remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the warrants and options might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided by the warrants and options.

POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, $.10 par value per share, with such rights and preferences as may be determined from time to time by the Board of Directors of the Company. Accordingly, the Board of Directors has the power, without prior stockholder approval, to issue series of preferred stock with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and any other characteristics as the Board of Directors may deem appropriate. The issuance of such preferred stock could adversely affect the holders of the Common Stock to the extent that holders of the preferred stock are given voting rights or other rights or preferences superior to those enjoyed by the holders of Common Stock. In addition, the ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover or change of control of the Company. The Board of Directors currently has no intention to issue shares of preferred stock.

POSSIBLE VOLATILITY OF SECURITIES PRICES

     The market for the Company's Common Stock has been volatile since the completion of the initial public offering in November 1994, and the price of the Common Stock in the future may be subject to wide fluctuation in response to quarterly variations in operating results, news, trading volume, general market trends and other factors beyond the control of the Company.

NO DIVIDENDS

     The Company has not paid any dividends on its Common Stock, and the Company does not plan to pay any such dividends in the foreseeable future. The Company plans to invest its cash flow from operations in new golf facility development and acquisition opportunities.

                                   THE COMPANY

     Senior Tour Players Development, Inc., was incorporated in Nevada in 1994. The Company is primarily engaged in the business of developing or acquiring and then operating public, semi-private, resort and private golf courses and golf practice facilities throughout the United States. The Company's principal executive offices are located at 266 Beacon Street, Boston, MA 02116 and its telephone number at that address is (617) 266-3600. The Common Stock of the Company is traded on the Nasdaq Small-Cap Market (Symbol SRTR) and the Boston Stock Exchange.


                              SELLING STOCKHOLDERS

     The Company issued (or agreed to issue) to the Selling Stockholders all of the 767,836 shares of Common Stock covered by this Prospectus in a series of private placements as summarized below:

     In partial consideration for the acquisition on December 31, 1996 by the Company of a 21.5% membership interest in Las Vegas Golf Center, LLC, a Delaware limited liability company (the "LLC"), the Company agreed to issue to the sellers of such interests (the "White-Weber Group") a total of 323,289 shares of Common Stock. Of such stock, 161,645 shares were issued in February 1997, and the remaining 161,644 shares will be issued not later than January 10, 1998. In connection with such transaction, the Company agreed to register under the Securities Act the shares issued to the White-Weber Group upon their request after July 1, 1997.

     In partial consideration for the acquisition on December 31, 1996 by the Company of a 48.5% membership interest in the LLC, the Company issued in February 1997 to the sellers of such interests (the "Selleck Group") a total of 369,547 shares of Common Stock. In connection with such transaction, the Company agreed to register under the Securities Act the shares issued to the Selleck Group upon their request after May 1, 1997.

     In consideration of certain consulting services and modification of existing contractual rights relating to the acquisition of the Company's interests in the LLC and the financing of the golf practice facility owned and operated by the LLC, the Company issued in May 1997 to The Ranchito Company, LLC ("Ranchito"), 50,000 shares of Common Stock. Ranchito is the owner of the 30.0% membership interest in the LLC which was not acquired on December 31, 1996 by the Company.

     In consideration of design services provided by Johnny Miller Design, Ltd. with respect to the expansion of the Company's golf course at The Badlands Golf Club in Las Vegas, Nevada, the Company issued in May 1997 to the principals of such firm a total of 25,000 shares of Common Stock. Johnny Miller Design, Ltd. has performed other design services for the Company in the past and will likely perform other design services for the Company in the future.

     The following table sets forth the number of Common Shares beneficially owned by each of the Selling Stockholders as of the date of this Prospectus, the number of shares potentially to be sold by each of the Selling Stockholders pursuant to this Prospectus, and the number of shares to be beneficially owned by each of the Selling Stockholders if all of the shares potentially to be sold hereunder are sold as described herein. Except as described above in this section or in the following table, the Selling Stockholders have not held any positions or offices with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates. If all of the shares covered by this Prospectus are sold in the offering, none of the Selling Stockholders will beneficially own more than 1.0% of the total outstanding shares of Common Stock.


                                  SHARES BENEFICIALLY   SHARES POTENTIALLY   SHARES BENEFICIALLY
                                    OWNED PRIOR TO          TO BE SOLD         OWNED AFTER THE
NAME                                   OFFERING           IN THE OFFERING         OFFERING

Larry K. White                           30,000(1)             30,000(1)             -0-

Donald A. Weber                         274,341(1)            274,341(1)             -0-

Paul Drolson                              9,474(1)              9,474(1)             -0-

Al Salsberg                               9,474(1)              9,474(1)             -0-

Daniel F. Selleck                       180,821               180,821                -0-

Robert D. Selleck                        25,015                25,015                -0-

Robert D. Selleck, II                   158,282               158,282                -0-

Douglas J. Hogan                          5,429                 5,429                -0-

The Ranchito Company, LLC                50,000                50,000                -0-

Johnny Miller                            11,250                11,250                -0-

Fred Bliss                                7,500                 7,500                -0-

Brent Turley                              6,250                 6,250                -0-


(1) Includes shares required to be issued by the Company to the specified Selling Stockholders by not later than January 10, 1998.


                              PLAN OF DISTRIBUTION

     The Company will receive no part of the proceeds of sales made hereunder. The Selling Stockholders and any persons receiving shares from the Selling Stockholders by gift, pledge, transfer or succession (collectively with the Selling Stockholders, the "Sellers") will generally sell all or a portion of the shares covered by this Prospectus from time to time on the Nasdaq Small-Cap Market or the Boston Stock Exchange at prices prevailing at the times of such sales. The Sellers may also make sales directly or through one or more broker-dealers by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the Boston Stock Exchange; and (d) other transactions in which the broker solicits purchasers. The Sellers may also potentially enter into hedging transactions with broker-dealers. In connection with any such transations, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with Sellers. The Sellers may also sell shares short and redeliver the shares registered hereunder to close out short positions. The Sellers may also enter into options or other transactions with broker-dealers which require the delivery to the broker-dealers of the shares covered by this Prospectus, which the broker-dealers may resell or otherwise transfer pursuant to this Prospectus. The Sellers may also loan or pledge the shares so loaned, and upon a default, the broker-dealer may effect sales of the pledged shares pursuant to this Prospectus. As of the date of this Prospectus, to the Company's knowledge, there are no selling arrangements between the Sellers and any broker-dealers.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Sellers in amounts to be negotiated in connection with sales of those shares covered by this Prospectus. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any commissions paid or discounts or concessions allowed to such broker-dealers, and any profits realized by broker-dealers which purchase shares on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Upon notification by any Seller to the Company that any material arrangement has been entered into between such Seller and a broker-dealer for the sale of shares other than on the Nasdaq Small-Cap Market or the Boston Stock Exchange at market prices prevailing at the time of such sale, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the manner of sale, the commissions paid or discounts or concessions allowed by such Seller to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this Prospectus.

     The Company has advised the Selling Stockholders of the requirement that they and any broker-dealers participating in the sale of their shares deliver copies of this Prospectus to purchasers of the shares and that the anti-manipulative rules of Regulation M under the Exchange Act may apply to their sales.

     The Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the potential sale of the shares covered hereby. The Company has agreed to use its reasonable best efforts to keep the Registration Statement current and effective through the earlier of the sale of all of the shares or such date as the shares may be freely sold under Rule 144(k) under the Securities Act. The Company will bear the costs of registering the shares under the Securities act, including the registration fee under the Securities Act, legal and accounting fees and printing expenses. The Selling Stockholders will bear all selling commissions and brokerage fees, and any fees and expenses of any counsel for the Selling Stockholders.

     The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving the shares against certain liabilities, including liabilities arising under the Securities Act. The Company and certain of the Selling Stockholders have agreed to indemnify each other and certain other persons (including any underwriter) against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock covered by this Prospectus.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years then ended which have been incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                                  LEGAL MATTERS

     Counsel for the Company, Davis, Malm & D'Agostine, P.C., One Boston Place, Boston, Massachusetts 02108, has rendered an opinion to the effect that the shares of Common Stock offered hereby will, when resold in the manner described in this Prospectus, be duly and validly issued, fully paid and non-assessable. Alan L. Stanzler, a member of Davis, Malm & D'Agostine, P.C., is a director of the Company. Mr. Stanzler owns 5,000 shares of Common Stock and is the holder of options to purchase 15,000 shares of Common Stock granted under the Company's 1996 Non-Employee Directors Stock Option Plan.

                      SENIOR TOUR PLAYERS DEVELOPMENT, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.*
-------   -------------------------------------------


          Registration fee--Securities and Exchange Commission        $   494
          Legal fees                                                    5,000
          Accounting fees                                               5,000
          Printing expenses                                             1,000
          Miscellaneous                                                 2,506
                                                                      -------
                    Total                                             $14,000

         ----------
         *  Estimated, except for the Commission's filing fee.


Item 15.   Indemnification of Directors and Officers.
--------   ------------------------------------------

     As permitted under Nevada law, the Company's Articles of Incorporation contain provisions providing that a director or officer of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) for any dividend or distribution in violation of Section 78.300 of the Nevada General Corporation law. This provision does not eliminate a stockholder's right to seek nonmonetary remedies, such as an injunction or rescission, which are equitable, to redress action taken by the directors and officers. However, equitable remedies may not be available in all situations, and there may be instances in which no effective equitable remedy is available. Moreover, the elimination of personal liability of directors and officers for monetary damages for breach of fiduciary duty (except as described above) has been previously approved and, consequently, shareholders will have no right to vote upon any proposal eliminating the personal liability of directors and officers.

     The Company's By-laws provide, in part, that the Company, to the fullest extent permitted by Nevada law, shall indemnify each of its officers and directors, whether or not currently serving in such capacity, who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, trustee, officer, employee or other agent of another organization against all liabilities, losses, expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the defense or disposition of or otherwise in connection with any action or suit. Such indemnification is not exclusive of other indemnification rights arising under any other by-law, agreement, board of directors' or stockholders' vote or otherwise.

     Current Nevada law provides authority for the Company to indemnify its officers and directors, and to provide for the expenses of their defense, against claims which may be asserted against them by reason of their serving as an officer or director of the Company if the officer of director conducted himself or herself in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Nevada law further provides that a corporation may purchase indemnification insurance, such insurance providing indemnification for the officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of Nevada law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.   Exhibits.
-------    --------

     The exhibits appearing on the following Exhibits Index are filed as part of or incorporated by reference into this Registration Statement.

                                 EXHIBITS INDEX

                  Exhibit
                  Number
                  ------

                  5.1      Opinion of Davis, Malm & D'Agostine, P.C.

                  23.1     Consent of Independent Public Accountants

                  23.2 Consent of Davis, Malm & D'Agostine, P.C. (Included in Exhibit 5.1)

                  24.      Power of Attorney (Included on Page II-4)

Item 17.   Undertakings.
-------    ------------

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 30th day of June, 1997.

                                    SENIOR TOUR PLAYERS DEVELOPMENT, INC.

                                    By: /s/ Stanton V. Abrams
                                        --------------------------------------
                                        Stanton V. Abrams, President and
                                        Chief Executive Officer


                                POWER OF ATT0RNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Stanton V. Abrams, Lawrence P. Butler and Alan L. Stanzler, jointly and severally his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

      Signature                        Title                  Date


/s/ Stanton V. Abrams              President, Chief               June 30, 1997
------------------------           Executive Officer and
Stanton V. Abrams                  Director

/s/ Lawrence P. Butler             Chief Financial Officer        June 30, 1997
------------------------           (principal financial and
Lawrence P. Butler                 accounting officer)

/s/ Richard B. Rogers              Director                       June 30, 1997
------------------------
Richard B. Rogers


/s/ Michael J. Meluskey            Director                       June 30, 1997
------------------------
Michael J. Meluskey


------------------------           Director
Stanley Bernstein


------------------------           Director
Arnold Mullen


------------------------           Director
Robert L. Seelert


/s/ Alan L. Stanzler               Director                      June 30, 1997
------------------------
Alan L. Stanzler